Exhibit 99.1

Contact:

Dee Ann Johnson

Vice President Controller &Treasurer

412-456-4410

dajohnson@ampcopgh.com

FOR IMMEDIATE RELEASE

PITTSBURGH, PA

April 25, 2012

Ampco-Pittsburgh Corporation Announces First Quarter Earnings

Ampco-Pittsburgh Corporation (NYSE: AP) announces sales and net income for the three months ended March 31, 2012 of $73,605,000 and $2,000,000 or $0.19 per common share, respectively, against sales and net income of $89,068,000 and $7,677,000 or $0.74 per common share for the same period in 2011. Income from operations for the three months of 2012 of $4,117,000 compares to $12,129,000 for the first three months of 2011.

Sales and operating income for the Forged and Cast Rolls segment declined from a year ago principally due to weak demand for rolling mill rolls in Europe and the Pacific Rim, particularly China where roll inventories remain at high levels. Lack of demand continued to put pressure on pricing and erode margins. For the Air and Liquid Processing segment, sales improved against the comparable prior year period attributable to an increase in the volume of shipments. Operating income, however, fell primarily as a result of a change in product mix.

The matters discussed herein may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Some of these risks are set forth in the Corporation’s Annual Report on Form 10-K as well as the Corporation’s other reports filed with the Securities and Exchange Commission.

AMPCO-PITTSBURGH CORPORATION

FINANCIAL SUMMARY

	Three Months Ended March 31,
	2012	2011

Sales	$73,605,000	$89,068,000

Income from operations	4,117,000	12,129,000
Other expense – net	(276,000)	(509,000)

Income before income taxes	3,841,000	11,620,000
Income tax expense	(1,375,000)	(3,873,000)
Equity loss in Chinese joint venture	(466,000)	(70,000)

Net income	$2,000,000	$7,677,000

Earnings per common share:
Basic	$0.19	$0.74

Diluted	$0.19	$0.74

Weighted-average number of common shares outstanding:
Basic	10,329,000	10,305,156

Diluted	10,393,165	10,366,991